THE NEW YORK TIMES COMPANY

                       Ratio of Earnings to Fixed Charges

                      (Dollars in thousands, except ratio)

                                  (Unaudited)

                                                                      Exhibit 12

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
                                                                       Three Months Ended         Six Months Ended
                                                                      June 27,     June 28,     June 27,     June 28,
                                                                          1999         1998         1999         1998
                                                                     -------------------------------------------------
Earnings from continuing operations before fixed charges

Income before income taxes and income from joint ventures             $142,020    $ 142,630     $245,365    $ 253,476
Less net gain on dispositions of assets                                     --       (8,000)                  (12,619)
Distributed earnings from less than fifty percent owned affiliates       2,000        4,286        3,475        7,126
                                                                     -------------------------------------------------
Adjusted pre-tax earnings from continuing operations                   144,020      138,916      248,840      247,983
Fixed charges less capitalized interest                                 16,028       13,677       30,932       27,654
                                                                     -------------------------------------------------
Earnings from continuing operations before fixed charges              $160,048    $ 152,593     $279,772    $ 275,637
                                                                     =================================================

Fixed charges

Interest expense, net of capitalized interest                         $ 13,387    $  11,327     $ 25,723    $  22,953
Capitalized interest                                                                                              173
Portion of rentals representative of interest factor                     2,641        2,350        5,209        4,701
                                                                     -------------------------------------------------
Total fixed charges                                                   $ 16,028    $  13,677     $ 30,932    $  27,827
                                                                     =================================================

Ratio of earnings to fixed charges                                        9.99        11.16         9.04         9.91
                                                                     =================================================
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